UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Concentrix Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)    Title of each class of securities to which transaction applies:
____________________________________________________________________________________________________
(2)    Aggregate number of securities to which transaction applies:
____________________________________________________________________________________________________
(3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
____________________________________________________________________________________________________
(4)    Proposed maximum aggregate value of transaction:
____________________________________________________________________________________________________
(5) Total fee paid:
____________________________________________________________________________________________________
☐     Fee paid previously with preliminary materials.
☐     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)    Amount Previously Paid:
____________________________________________________________________________________________________
(2) Form, Schedule or Registration Statement No.:
____________________________________________________________________________________________________
(3) Filing Party:
____________________________________________________________________________________________________
(4) Date Filed:
____________________________________________________________________________________________________

March 8, 2021
Dear Concentrix Corporation Stockholder:
We invite you to attend our 2021 Annual Meeting of Stockholders, which will be held at 10:00 a.m. Pacific Daylight Time on Tuesday, April 20, 2021. Due to the COVID-19 pandemic, the Annual Meeting will be held in a virtual format to provide a safe experience for our stockholders. Stockholders who held shares of Concentrix Corporation common stock as of the record date of February 26, 2021 will be able to attend the meeting by logging in at www.virtualshareholdermeeting.com/CNXC2021. Details regarding attending and voting at the Annual Meeting and the business to be conducted at the meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
Your vote is very important to our Board of Directors. Whether or not you attend the Annual Meeting, we encourage you to vote your shares of Concentrix common stock on the Internet, by toll-free telephone call or, if you have requested a paper copy of our proxy materials, by signing, dating and returning the proxy card in the envelope provided.
Thank you for your ongoing support of, and continued interest in, Concentrix Corporation.

Sincerely,

Kathryn Marinello
Chairwoman of the Board

Chris Caldwell
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF
CONCENTRIX CORPORATION

44111 Nobel Drive
Fremont, California 94538

The 2021 Annual Meeting of Stockholders of Concentrix Corporation will be held in a virtual meeting format at www.virtualshareholdermeeting.com/CNXC2021, on Tuesday, April 20, 2021 at 10:00 a.m. Pacific Daylight Time. We are holding the Annual Meeting to consider and act upon:
(1)     the election of eight directors nominated by our Board of Directors and named in the Proxy Statement;
(2)     the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2021;
(3)     the approval, on an advisory basis, of the compensation of our named executive officers;
(4)     the approval, on an advisory basis, of the frequency of advisory votes on the compensation of our named executive officers; and
(5)     such other business as may be properly brought before the meeting.
The Proxy Statement following this Notice describes these matters in detail. We have not received notice of any other proposals to be presented at the Annual Meeting.
You may attend and vote at the Annual Meeting if you were a Concentrix Corporation stockholder of record at the close of business on February 26, 2021, the record date for the Annual Meeting. Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote your shares promptly on the Internet, by toll-free telephone call or, if you have requested a paper copy of our proxy materials, by signing, dating and returning the proxy card in the envelope provided. Voting your shares prior to the Annual Meeting will not prevent you from changing your vote through the virtual meeting platform if you choose to attend the meeting.

By order of the Board of Directors,
Steven L. Richie
Executive Vice President, Legal
and Corporate Secretary
Fremont, California
March 8, 2021

Pension Benefits	34
Potential Payments upon Termination or in Connection with Change of Control	34
CEO Pay Ratio	35
General Information	36
2022 Annual Meeting of Stockholders	36
Important Notice Regarding Delivery of Stockholder Documents	36
Information Requests	37

PROXY STATEMENT

OVERVIEW OF PROXY STATEMENT AND 2021 ANNUAL MEETING
On December 1, 2020, Concentrix Corporation (“we,” the “Company” or “Concentrix”) announced the completion of our separation (the “spin-off”) from SYNNEX Corporation (“SYNNEX”). On that date, Concentrix became an independent, publicly traded company listed on the Nasdaq Stock Market (“Nasdaq”) under the ticker symbol “CNXC”. As our fiscal year ended on November 30, 2020 prior to the spin-off, certain items in this Proxy Statement discuss matters that occurred while we were a wholly-owned subsidiary of SYNNEX.
The following summary highlights information contained elsewhere in this Proxy Statement to assist you in reviewing the matters to be considered at our 2021 Annual Meeting of Stockholders. The summary does not contain all of the information that you should consider, and you should carefully read the entire Proxy Statement, as well as our Annual Report on Form 10-K for the year ended November 30, 2020, before voting. This Proxy Statement and a proxy card are first being sent to stockholders on or about March 8, 2021.

Attending the Annual Meeting
Date and Time:	Record Date:
Tuesday, April 20, 2021	February 26, 2021
10:00 a.m. Pacific Daylight Time

Virtual Meeting Platform: www.virtualshareholdermeeting.com/CNXC2021

Voting at the Annual Meeting
Telephone:	Online:	Mail:	At the Meeting:
(800) 690-6903	www.proxyvote.com	Return proxy card	Through the virtual
24 hours a day	24 hours a day	in the postage-paid	meeting platform
7 days a week	7 days a week	envelope provided

Annual Meeting Agenda
Proposal 1:	Proposal 2:	Proposal 3:	Proposal 4:
Election of Directors (see page 12)	Ratification of Appointment of KPMG LLP	Advisory Vote on Executive Compensation	Advisory Vote on Frequency of Advisory Vote on Executive Compensation

The following table provides summary information about our eight director nominees, each of whom currently serves on our Board. Concentrix is committed to diversity and inclusion across our organization and believes this starts with our highly skilled and diverse Board. A majority of our initial Board members are women, and one quarter are ethnically diverse. The Board recommends that you vote FOR each of the director nominees.

Name and Principal Occupation	Age	Director Since	Independent	Current Committees
Chris Caldwell President and CEO, Concentrix Corporation	48	2020	No	None
Teh-Chien Chou President, Harbinger Venture Management Co., Ltd.	63	2020	Yes	Audit (Chair), Nominating and Governance
LaVerne H. Council Chief Executive Officer, Emerald One, LLC	59	2020	Yes	Audit, Compensation
Jennifer Deason Chief Financial Officer and Chief Business Officer, dtx company	45	2020	Yes	Audit, Nominating and Governance
Kathryn Hayley Chief Executive Officer, Rosewood Advisory Services, LLC	62	2020	Yes	Compensation (Chair), Nominating and Governance
Kathryn Marinello Chief Executive Officer, PODS	64	2020	Yes	None
Dennis Polk President and Chief Executive Officer, SYNNEX Corporation	54	2020	No	None
Ann Vezina Former Executive, Xerox Business Services	58	2020	Yes	Compensation, Nominating and Governance (Chair)

Diverse Board Composition
% Women	% Ethnically Diverse	Age

Proposal 1:	Proposal 2:	Proposal 3:	Proposal 4:
Election of Directors	Ratification of Appointment of KPMG LLP (see page 16)	Advisory Vote on Executive Compensation	Advisory Vote on Frequency of Advisory Vote on Executive Compensation

KPMG LLP audited our financial statements for fiscal year 2020 and has been our registered independent public accounting firm since 2019. The Board of Directors recommends that you vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2021.

Proposal 1:	Proposal 2:	Proposal 3:	Proposal 4:
Election of Directors	Ratification of Appointment of KPMG LLP	Advisory Vote on Executive Compensation (see page 17)	Advisory Vote on Frequency of Advisory Vote on Executive Compensation

Consistent with Securities and Exchange Commission (the “SEC”) regulations, we are holding a non-binding advisory vote on executive compensation, commonly known as “say-on-pay,” to provide our stockholders with an opportunity to express their views on our named executive officers’ compensation.
Prior to the spin-off on December 1, 2020, Concentrix was part of SYNNEX and not an independent company, and our employees participated in the compensation and benefit programs of SYNNEX and its subsidiaries. The Concentrix Compensation Committee was not constituted until December 1, and the compensation decisions regarding our executive officers for our fiscal year ended November 30, 2020 were generally made by the SYNNEX Board of Directors, in the case of Mr. Caldwell, our President and Chief Executive Officer, and by Mr. Caldwell, in consultation with the President and Chief Executive Officer of SYNNEX, for our other executive officers. Therefore, except as otherwise indicated, this Proxy Statement describes the compensation practices of SYNNEX for the fiscal year ended November 30, 2020 as they related to the individuals who have served as our executive officers since the spin-off on December 1, 2020.
Our Compensation Committee has begun and will continue to review our executive compensation program, policies, and practices and will make adjustments as appropriate over time in order to meet our particular business needs and goals. Decisions made by our Compensation Committee for the fiscal year ended November 30, 2021 will be discussed in the Proxy Statement for our 2022 Annual Meeting of Stockholders.
The Board of Directors recommends that you vote FOR the approval, on an advisory basis, of the compensation of our named executive officers.

Proposal 1:	Proposal 2:	Proposal 3:	Proposal 4:
Election of Directors	Ratification of Appointment of KPMG LLP	Advisory Vote on Executive Compensation	Advisory Vote on Frequency of Advisory Vote on Executive Compensation (see page 18)

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are also submitting to our stockholders a non-binding advisory vote as to the frequency with which we hold advisory votes on the compensation of our named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on the compensation of our named executive officers every one, two or three years.
The Board of Directors recommends that you vote for every ONE YEAR, on an advisory basis, as to the frequency of advisory votes on our executive compensation.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE CONCENTRIX CORPORATION ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 20, 2021:
As permitted by SEC rules, we are furnishing our proxy materials, which include our 2020 Annual Report to Stockholders and this Proxy Statement, to stockholders by providing access to the proxy materials on the Internet at www.proxyvote.com. We are mailing stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials and how to vote by proxy online. Stockholders who would like to receive a printed copy of the proxy materials should follow the instructions included in the Notice.
ABOUT THE ANNUAL MEETING
Who May Attend and Vote at the Annual Meeting
You may vote at the Annual Meeting if you were a holder of shares of common stock, par value $0.0001 per share (“Common Stock”), of Concentrix, as of the close of business on February 26, 2021 (the “record date”). Each share of Common Stock is entitled to one vote on each matter presented for action at the Annual Meeting of Stockholders (the “Annual Meeting”).
How to Attend the Annual Meeting
Due to the COVID-19 pandemic, this year, our Annual Meeting will be held in a virtual format to provide a safe experience for our stockholders. The Annual Meeting will be conducted via live webcast at 10:00 a.m. Pacific Daylight Time on Tuesday, April 20, 2021. Although our Annual Meeting will be held online as a virtual meeting only, stockholders who held Common Stock as of the record date for the meeting can still participate in the virtual Annual Meeting and ask questions about matters that are relevant to the items of business on the agenda.
To attend, participate in, vote, ask questions, and examine the list of stockholders during the virtual Annual Meeting, stockholders who held shares of Common Stock as of the close of business on the record date should visit www.virtualshareholdermeeting.com/CNXC2021 and enter the unique 16-digit control number that was included on the notice of internet availability, proxy card, or the instructions that accompanied your proxy materials. You will be permitted to log in as early as 15 minutes before the start time of the Annual Meeting on April 20, 2021.
The virtual meeting platform is supported across internet browsers and devices (e.g., desktops, laptops, tablets, and cell phones). If you plan to attend the live webcast, you should ensure that you have a strong WiFi or internet connection. We encourage you to access the virtual meeting before it begins, and you should give yourself plenty of time to log in and ensure that you can hear streaming audio prior to the start of the meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting login page.
How to Vote at the Annual Meeting
The Company’s Board of Directors (the “Board”) is asking for your proxy in advance of the Annual Meeting. Giving your proxy means that you authorize the individuals designated as proxies to vote your shares of Common Stock at the Annual Meeting in the manner you direct. You may give your proxy or otherwise vote your shares of Common Stock in one of several ways, depending on how you hold your shares.

Stockholders of Record. If your Common Stock is registered directly in your name with the Company’s transfer agent, you are considered the “stockholder of record” of those shares and you may:

(	Vote your shares by proxy by calling (800) 690-6903, 24 hours a day, seven days a week until 8:59 p.m. Pacific Daylight Time on April 19, 2021. Please have your proxy card in hand when you call. The telephone voting system has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.
OR
8
Vote your shares by proxy by visiting the website www.proxyvote.com, 24 hours a day, seven days a week until 8:59 p.m. Pacific Daylight Time on April 19, 2021. Please have your proxy card in hand when you access the website. The website has easy-to-follow instructions and provides confirmation that the system has properly recorded your vote.

OR
+	If you have requested or receive paper copies of our proxy materials by mail, vote your shares by proxy by signing, dating and returning the proxy card in the postage-paid envelope provided. If you vote by telephone or over the Internet, you do not need to return your proxy card by mail.
OR
I	Vote your shares by attending the Annual Meeting virtually and submitting your vote through the virtual meeting platform at www.virtualshareholdermeeting.com/CNXC2021.
For information about shares of Common Stock registered in your name, call Computershare toll free at (877) 373-6374 or access your account via the Internet at www.computershare.com/investor.
Beneficial Owners. If your Common Stock is held in a brokerage account or by a bank or other nominee, your broker, bank or other nominee is considered the “stockholder of record” and you are considered the “beneficial owner” of the shares. In this case, your broker, bank or other nominee is responsible for providing you with instructions on how to vote. If you are a beneficial owner and want to vote your shares at the virtual Annual Meeting, you will need the unique 16-digit control number that appears on the instructions that accompanied the notice of internet availability or the proxy materials that you received.
If you do not instruct your broker, bank or other nominee on how to vote your shares, it will have discretionary authority to vote your shares on the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2021 (Proposal 2). However, your broker, bank or other nominee will not be permitted to vote your shares (a “broker non-vote”) on the election of directors (Proposal 1), the advisory vote to approve our executive compensation (Proposal 3) or the advisory vote on the frequency of advisory votes on executive compensation (Proposal 4).
Voting by Proxy. Your vote by proxy covers all shares of Common Stock registered in your name. If you vote your shares by proxy (whether on the Internet, by toll-free telephone call or by returning a proxy card by mail) and you do not direct specific voting instructions, the shares represented will be voted consistent with the Board’s recommendations:
•FOR the election of all eight director nominees named in this Proxy Statement;
•FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2021;
•FOR the approval, on an advisory basis, of the compensation of our named executive officers;
•For every ONE YEAR, on an advisory basis, as to the frequency of advisory votes on our executive compensation; and
•In the discretion of the proxy holders on any other matters properly brought before the meeting.

Your vote is important. Whether or not you plan to attend the virtual Annual Meeting, please vote by proxy on the Internet, by toll-free telephone call or, if you have requested a paper copy of our proxy materials, by signing, dating and returning the proxy card.
401(k) Plan Shares. If you own shares of Common Stock in the Concentrix Corporation Retirement and Savings Plan (the “401(k) Plan”), your proxy card also covers those shares. The trustee of the 401(k) Plan will vote your 401(k) Plan shares as directed by you. If you do not provide voting instructions, the trustee of the 401(k) Plan will vote your 401(k) Plan shares in proportion to the voting instructions it has received. To vote your 401(k) Plan shares, your vote must be received by 8:59 p.m. Pacific Daylight Time on April 15, 2021.
How to Change or Revoke Your Vote
Attending the virtual Annual Meeting will not automatically revoke your prior vote by proxy. If you are a stockholder of record, you may change or revoke your vote by proxy if you:
•Deliver a written notice of revocation to our Corporate Secretary prior to votes being cast at the Annual Meeting;
•Execute and return a later-dated proxy prior to votes being cast at the Annual Meeting;
•Cast a new vote by proxy on the Internet or by toll-free telephone call before 8:59 p.m. Pacific Daylight Time, on April 19, 2021; or
•Attend the virtual Annual Meeting and submit a new vote through the virtual meeting platform.
If you are a beneficial owner, follow the instructions provided by your broker, bank or other nominee to revoke your vote by proxy, if applicable.
Quorum
We will have a quorum to conduct business at the Annual Meeting if holders of a majority of the outstanding shares of Common Stock as of the close of business on the record date are present or represented by proxy. Shares of Common Stock held by stockholders who abstain from voting or whose shares are represented by broker non-votes on any proposal will be included as shares present at the Annual Meeting for purposes of determining a quorum.
CORPORATE GOVERNANCE
Governance Policies
Our Corporate Governance Guidelines and Code of Ethical Business Conduct are available on the “Governance Documents” page of the Investor Relations section of our website at www.concentrix.com, and copies of each may be obtained upon request from our Corporate Secretary. Our Corporate Governance Guidelines contain information about the structure and functioning of our Board, including with respect to Board and Committee composition, independence, membership criteria and stock ownership guidelines. Our Code of Ethical Business Conduct, with which our directors, officers and employees must comply, establishes legal and ethical standards for conducting our business, including in accordance with applicable Nasdaq listing standards and SEC regulations. Waivers from, and amendments to, our Code of Ethical Business Conduct that apply to our Chief Executive Officer, Chief Financial Officer and persons performing similar functions will be timely posted on our website at www.concentrix.com. The information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.
Related Party Transactions
Our written related party transactions policy requires the Audit Committee to review any transaction, arrangement or relationship or series thereof that will involve more than $120,000 in which the Company is a participant, and in which any related party (directors, executive officers, holders of more than five percent of the

Common Stock and immediate family members of any of the foregoing) has a direct or indirect interest (each a “related party transaction”). In determining whether to ratify or approve a related party transaction, the Audit Committee will consider, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related party’s interest in the transaction, the approximate dollar value of the transaction, and whether the proposed transaction includes any potential reputational risk to the Company. Executive officer and non-employee director compensation reported in this proxy statement is not considered a related party transaction.
Since our spin-off from SYNNEX on December 1, 2020, there have been no related party transactions and, as of the date of this Proxy Statement, no related party transactions are proposed.
Risk Management
The Board, directly and indirectly through its committees, oversees the Company’s risk management process. The full Board is informed of each committee’s risk oversight activities through regular reports from the committee chairs. Strategic, operational, financial and competitive risks are presented and discussed at the Board’s quarterly meetings, and the Board conducts an annual review of our long-term strategic plans. At the committee level, the Audit Committee has oversight responsibility for our risk assessment and management activities, including with respect to information technology, cybersecurity and privacy. The Nominating and Governance Committee assists the Board in monitoring the Company’s governance and succession risk, including executive officer succession planning. The Compensation Committee assesses the Company’s compensation policies and related risks.
BOARD OF DIRECTORS
Leadership Structure
The Board regularly considers its leadership structure and believes that it is important to retain the flexibility to determine the appropriate leadership structure from time to time. Effective upon the spin-off, the Board has separated the role of Chief Executive Officer (“CEO”) and Board Chair with the appointment of Ms. Marinello as Chairwoman of the Board. This separation enables the CEO to focus on the Company’s operations and day-to-day management of the Company, while the Chairwoman focuses on leading the Board in its responsibilities.
Director Independence
The Board annually reviews the independence of each director. Our Corporate Governance Guidelines require that a majority of the Board members qualify as independent directors under the Nasdaq listing standards. Based on the information provided by each director and the Board’s most recent review, the Board has determined that each of Mr. Chou and Mses. Council, Deason, Hayley, Marinello and Vezina qualifies as independent. Mr. Caldwell is not considered independent due to his current employment as our President and Chief Executive Officer. Mr. Polk is not considered independent due to his employment as the President and Chief Executive Officer of SYNNEX, which was the parent company of Concentrix prior to the spin-off.
Director Qualifications and Nomination Process
The Nominating and Governance Committee is responsible for identifying, screening and recommending persons for nomination by the Board for election as directors. In accordance with the Corporate Governance Guidelines and with oversight from the Board, the Nominating and Governance Committee regularly assesses the skills and experience of the current Board members. Areas of focus include:
•experience in industries of importance to the Company’s business, including technology, communications and media, retail, travel and E-commerce, banking, financial services and insurance, and healthcare;
•expertise in areas relevant to the Board’s oversight responsibilities, including senior management of a large organization and experience with global business, mergers and acquisitions, finance, marketing and sales, human resources, information technology and cybersecurity, business development and strategy, and governance;

•a multi-stakeholder viewpoint and commitment to global citizenship that recognizes the importance of environmental, social and corporate governance factors in oversight of the Company;
•personal qualities of leadership, character, judgment and whether the candidate possesses and maintains a reputation for integrity, trust, respect, competence and adherence to the highest ethical standards; and
•whether the individual is free of conflicts and has the time required for preparation, participation and attendance at all meetings.
The Nominating and Governance Committee reviews these areas in the context of the current composition of the Board, identifying areas of present need and potential gaps in the future.
In determining whether to nominate an individual for election or an incumbent director for re-election, the Nominating and Governance Committee and the Board consider the factors described above as well as an incumbent director’s satisfactory performance and such other matters they deem appropriate. These factors are considered in the judgment of the Nominating and Governance Committee and the Board, and no rigid formula or weighting is applied. Although the Board does not have a formal diversity policy, Concentrix is committed to diversity and inclusion, and the highly diverse nature of the initial composition of the Board reflects that commitment. The Board believes that a variety of experiences and points of view contributes to a more effective decision-making process and considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership.
Suggestions for director nominees can be brought to the Board’s attention by the Nominating and Governance Committee, by individual members of the Board or by stockholders. The Nominating and Governance Committee also has the authority to engage third-party services. Candidates recommended by stockholders are evaluated in the same manner as candidates recommended by others.
Our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board at an Annual Meeting. In order to nominate a candidate for director, a stockholder must give timely notice in writing to our Corporate Secretary and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not more than 120 days nor less than 90 days in advance of the anniversary of the date of our proxy statement for the prior year’s Annual Meeting. However, if no Annual Meeting was held in the prior year or the current Annual Meeting is scheduled for a date more than 30 days before or after the prior year’s Annual Meeting, we must receive the stockholder’s notice by the later of the 90th day prior to the Annual Meeting and the 10th day following public disclosure of the date of the Annual Meeting. Information required by our Bylaws to be in the notice include the name, age and business and residential address for the nominee and the person making the nomination, the principal occupation of the nominee, the number of shares of Common Stock owned by the nominee, the nominee’s written consent to serve, if elected, and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Exchange Act and the rules and regulations thereunder.
Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be sent by a nationally recognized courier service or mailed by first class United States mail, postage or delivery charges prepaid, to Concentrix Corporation, Attention: Corporate Secretary, 44111 Nobel Drive, Fremont, California 94538.
Meetings
As the spin-off was not effective until December 1, 2020, the Board did not hold any meetings in fiscal year 2020. We expect the non-employee members of the Board and each Committee to regularly meet in executive session without management present. Directors are expected to attend the Annual Meeting.
Contacting the Board
The Board has established a process for stockholders and other interested persons to send communications to directors. Stockholders who wish to communicate with the Board as a whole or to non-management directors, may send communications in writing to: Kathryn Marinello, Chairwoman, Concentrix Corporation, 44111 Nobel Drive, Fremont, California 94538 or Allison Leopold Tilley, Pillsbury Winthrop Shaw Pittman LLP, 2550 Hanover Street, Palo Alto, California 94304. Stockholders must include their name and address in the written communication and indicate whether they are a stockholder of Concentrix or other interested person. Ms. Marinello and Ms. Leopold Tilley will review any communication received from a stockholder or other interested person, and all material communications from stockholders or other interested persons will be forwarded to the appropriate director or directors or Committee based on the subject matter.
BOARD COMMITTEES
Our Board has three standing committees: Audit; Compensation; and Nominating and Governance. Each committee is comprised solely of directors that are independent under applicable Nasdaq rules and has a written charter that can be found on the “Governance Documents” page of the Investor Relations section of our website at www.concentrix.com. Copies of the committee charters are also available in printed form to any stockholder who submits a request to our Corporate Secretary. The information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.
Further information about each of the Board’s three standing committees is set forth below. As the Board was not appointed and the Committees were not constituted until the effectiveness of the spin-off on December 1, 2020, no Board or Committee meetings were held during fiscal year 2020. In addition to the three standing committees, the Board expects to constitute an Executive Committee comprised of the Board Chair, the Chairs of the Audit, Compensation, and Nominating and Governance Committees, and the CEO.

AUDIT COMMITTEE	Current Members: Chou (Chair), Council, Deason
Audit Committee Financial Experts: Chou, Council, Deason

The Audit Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control, and legal compliance functions by approving the services performed by our independent registered public accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The Audit Committee oversees the audit efforts of our independent registered public accountants and takes those actions as it deems necessary to satisfy itself that the accountants are independent of management. The Audit Committee also has oversight responsibility for our risk assessment and management activities, including with respect to information technology, cybersecurity and privacy.
The Audit Committee is comprised solely of independent directors. Each of the current members of the Audit Committee is financially literate and an audit committee financial expert. No current member of the Audit Committee serves on the Audit Committee of more than three public companies.

Audit Committee Report. The Audit Committee provides oversight regarding the Company’s accounting, financial reporting, internal control, internal audit and legal compliance practices, including the integrity of the Company’s financial statements, as set forth in a charter that has been approved by the Board. The Company’s management is responsible for the preparation of the Company’s financial statements, its accounting and financial reporting principles, and internal controls and procedures. Independent public accountants are responsible for auditing the Company’s financial statements. During fiscal year 2020, KPMG LLP (“KPMG”) served as the Company’s independent public accountants.
Prior to the effectiveness of the spin-off on December 1, 2020, the Company’s business was held by certain wholly-owned subsidiaries of SYNNEX dedicated to the CX business. As a result, the combined financial statements of the Company as of, and for the fiscal year ended, November 30, 2020 were derived from the SYNNEX consolidated financial statements and its accounting records as if the Company had been operated on a stand-alone basis during the periods presented. The Company’s management has represented to the Audit Committee that the audited combined financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited combined financial statements with management and KPMG. In connection with this review, the Audit Committee discussed and reviewed with KPMG the matters required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No.

1301 (Communication with Audit Committees) and the SEC, with and without management present, discussed and reviewed the results of KPMG’s examination of the financial statements, including the quality, not just the acceptability of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
In discharging its oversight responsibility related to the audit process, the Audit Committee obtained from KPMG written disclosures regarding auditors’ independence as required by PCAOB Ethics and Independence Rule 3526, “Communications with Audit Committees Concerning Independence.” In accordance with the foregoing standard, the Audit Committee discussed with KPMG matters related to KPMG’s independence and satisfied itself as to the firm’s independence. The Audit Committee also considered the compatibility of non-audit services with the firm’s independence. The Audit Committee has determined that the provision of certain non-audit services is compatible with maintaining the independence of KPMG as the Company’s independent public accountants, subject to ongoing review and approval by the Audit Committee.
Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company’s audited combined financial statements be included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2020 for filing with the SEC. The Board approved this recommendation.
Audit Committee
Teh-Chien Chou, Chair
LaVerne Council
Jennifer Deason

COMPENSATION COMMITTEE	Current Members: Hayley (Chair), Council, Vezina

The Compensation Committee reviews and determines our general compensation policies and the compensation provided to our officers, including targets for annual and long-term bonus plans, and non-employee directors. In addition, the Compensation Committee reviews, administers, and approves equity-based compensation for our officers, employees and non-employee directors and administers our equity incentive plan and employee stock purchase plan.
The Compensation Committee is responsible for overseeing human capital and compensation risks, including evaluating and assessing risks arising from our compensation policies and practices for all employees and ensuring executive compensation is aligned with performance.

Compensation Process. Our CEO and our Senior Vice President of People Solutions provide recommendations to the Compensation Committee regarding the general design of the Company’s compensation plans as well as the compensation of the other executive officers. The CEO recuses himself when the CEO’s compensation is discussed and approved at Compensation Committee and Board meetings.
In accordance with the Compensation Committee’s Charter, the Compensation Committee has the authority, at the Company’s expense and without further approval, to engage, retain, replace and terminate any compensation consultants, outside counsel or other advisors to the Compensation Committee, including the authority to approve the consultant’s or advisor’s fees and other retention terms. Due to the timing of the spin-off, the Board was not appointed and its Committees were not constituted until December 1, 2020. As a result, the Compensation Committee did not engage an independent outside consulting firm during fiscal year 2020.
Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee is a current or former officer or employee of the Company, or had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K. No member of the Board is an executive officer of another company for which an executive officer of the Company serves as a director.

Compensation Committee Report. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Securities Act of 1933 and, based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated in our Annual Report on Form 10-K for the fiscal year ended November 30, 2020.
Compensation Committee
Kathryn Hayley, Chair
LaVerne Council
Ann Vezina

NOMINATING AND GOVERNANCE COMMITTEE	Current Members: Vezina (Chair), Chou, Deason, Hayley

The Nominating and Governance Committee is responsible for making recommendations to the Board regarding candidates for directorships and the size, director qualifications, and composition of the Board, and for overseeing our Corporate Governance Guidelines and making recommendations to the Board concerning corporate governance matters. In addition, the Nominating and Governance Committee is responsible for considering director nominations by stockholders. The Nominating and Governance Committee oversees risks related to our overall corporate governance, including Board and committee composition, the size and structure of the Board, director independence, and our corporate governance profile and ratings. The Nominating and Governance Committee also is actively engaged in overseeing risks associated with succession planning for the Board and management.

DIRECTOR COMPENSATION
The Compensation Committee annually reviews compensation paid to our non-employee directors and makes recommendations for adjustments, as appropriate, to the full Board. As part of this annual review, the Compensation Committee considers the significant time commitment and skill level required by the non-employee directors serving on the Board and its various committees. The Board’s objective for our director compensation program is to provide non-employee directors with a fair compensation package that is tied to the services they will perform as well as to the performance of the Company.
Our initial director compensation program, as approved by the Board upon the spin-off, consists of an annual retainer, committee chair retainers and a long-term equity compensation component that consists of restricted stock grants. As the spin-off and the appointment of our non-employee directors was not effective until December 1, 2020, no compensation was paid to, or earned by, our non-employee directors for service on the Board during fiscal year 2020.
Retainer and Fees
The cash portion of our non-employee director compensation is initially at the following rates:

Annual retainer	$80,000
Additional annual retainer for Board Chair	$150,000
Additional annual retainer for each Committee Chair	$20,000
Other Payments or Benefits
In January 2021, our non-employee directors received an initial grant of restricted stock valued at $125,000 and prorated based on the number of days from the date of such directors’ initial appointment through March 17, 2021, the anniversary of the SYNNEX 2020 annual meeting of stockholders. Going forward, each non-employee director will receive an annual grant of restricted stock valued at $125,000 that will be granted on or shortly following the date of the Annual Meeting and will vest on the earlier of one year following the date of grant and one day prior to the next Annual Meeting. We provide coverage for directors under a director and officer liability insurance policy. We also reimburse directors for their reasonable out-of-pocket expenses for attending Board and Committee meetings and educational seminars and conferences in accordance with our director education program.
Stock Ownership Guidelines
The Board has adopted stock ownership guidelines that require each non-employee director to beneficially own shares of Common Stock, whether vested or unvested, that have a value equal to five times the annual Board retainer, which is currently $80,000. The stock ownership guidelines promote and increase the ownership of Common Stock by our Board and further align the Board’s interests with those of our stockholders. Each non-employee director has five years from his or her initial election or appointment to the Board to satisfy the ownership guidelines.
PROPOSALS REQUIRING YOUR VOTE
Proposal No. 1: Election of Directors
The Board currently has eight directors. Each director is elected to serve a one-year term until the next Annual Meeting of Stockholders and until a successor is elected, or until the director’s earlier resignation, removal from office or death. Upon the recommendation of the Nominating and Governance Committee, the Board has nominated for election as directors at the Annual Meeting the eight persons named below, each of whom is currently serving on the Board.
You may vote or withhold authority to vote for each of the director nominees. Shares of Common Stock as to which the authority to vote is withheld are not counted toward the election of the director nominees specified on the proxy. Broker non-votes will have no effect. Directors will be elected by a plurality of the votes cast, meaning that the director nominees who receive the greatest number of shares voted “for” their election are elected. However, under the Company’s Bylaws, if any director receives a greater number of “withhold” votes than votes “for” in an uncontested election, the director must promptly tender his or her resignation to the Board. The Board will consider the resignation and determine whether to accept or reject the resignation.
We anticipate that all nominees listed below will stand for election at the Annual Meeting. However, if any nominee is not a candidate at that time for any reason, proxies (excluding broker non-votes) will be voted for a substitute nominee designated by the Board. Proxies submitted without direction will be voted for each director nominee named below. Broker non-votes will have no effect.
THE BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES SET FORTH BELOW.

Age: 48
Director since December 2020

Chris Caldwell has served as President and Chief Executive Officer of Concentrix since December 2020 after serving as Executive Vice President of SYNNEX and President of Concentrix from February 2014 to December 2020. He previously served as President of Concentrix from June 2012 to February 2014, Senior Vice President and General Manager of Concentrix from March 2007 to June 2012, and Senior Vice President, Global Business Development of SYNNEX from March 2007 to June 2012. Mr. Caldwell joined SYNNEX in 2004 as Vice President, Emerging Business through the acquisition of EMJ Data Systems Ltd.
As our Chief Executive Officer and the leader of the business for more than 13 years, Mr. Caldwell has extensive knowledge of our industry and is uniquely qualified to understand the opportunities and challenges facing Concentrix.

Chris Caldwell
President and CEO, Concentrix Corporation

	Age: 63	Audit Committee Chair
	Director since December 2020	Nominating and Governance Committee

T.C. Chou has served as the President of Harbinger Venture Management Co., Ltd., a venture capital firm, since January 2000. He has also served on the boards of directors of several companies listed on the Taiwan Stock Exchange, including Synnex Technology International Corp. since 2000, Getac Technology Corp since 2009, and Intech Biopharma Ltd. since 2014. Dr. Chou holds a Bachelor of Science from National Taiwan University, a Master of Business Administration from Wharton Business School at the University of Pennsylvania, and a Ph.D. from Rutgers University.
Dr. Chou was chosen to serve on our board due to his strong background in finance and his substantial experience with public company boards of directors, including several technology-focused companies.

Teh-Chien Chou
President, Harbinger Venture Management Co., Ltd.

	Age: 59	Audit Committee
	Director since December 2020	Compensation Committee

LaVerne Council has been the Chief Executive Officer of Emerald One, LLC, a consulting company focused on helping business and technology organizations transform through digital change, since November 2019. Prior to that, she was Managing Principal for Grant Thornton LLP from December 2017 to October 2019. She served as a Senior Vice President for the MITRE Corporation from April 2017 to December 2017 and as the Assistant Secretary for Information & Technology and Chief Information Officer for the U.S. Department of Veteran Affairs from July 2015 to January 2017. Ms. Council has also served as the Corporate Vice President and Global Chief Information Officer for Johnson & Johnson from 2006 to 2011 and in several roles of increasing responsibility at DELL, Inc. from 2000 to 2006, most recently as the Global Vice President, Information Technology, Global Business Solutions, and Development Services. Ms. Council has served on the board of directors of ConMed Corporation (NYSE: CNMD) since 2019. Ms. Council holds a Master of Business Administration from Illinois State University and a Bachelor of Business Administration from Western Illinois University.
Ms. Council was chosen to serve on our board due to her strong background in information technology and expertise with leading transformational change.

LaVerne H. Council
Chief Executive Officer, Emerald One, LLC

	Age: 45	Audit Committee
	Director since December 2020	Nominating and Governance Committee

Jennifer Deason has been the Chief Financial Officer and Chief Business Officer for the dtx company, a leader in creating and investing in technology enabling direct connections between brands and consumers since May 2019. From 2016 to 2018, Ms. Deason served as Executive Vice President, Head of Strategy and Business Development for Sotheby’s. She served as Chief Financial Officer of the Weather Channel from 2014 to 2016 and was an Executive Vice President with Bain Capital from 2008 to 2016. While at Bain, Ms. Deason served in several interim operating roles such as President, Chief Marketing Officer and Chief Financial Officer and was a board member of several portfolio companies. Ms. Deason has served on the board of directors of DHI Group (NYSE: DHX) since July 2016 and privately-held Margaux Shoes since November 2019. She holds a Master of Business Administration from Stanford University and a Bachelor of Arts from Yale University.
Ms. Deason was chosen to serve on our board due to her experience with consumer-focused, technology-enabled businesses and her strong background in financial and operating roles, including her experience as a Chief Financial Officer.

Jennifer Deason
Chief Financial Officer & Chief Business Officer, dtx company

	Age: 62	Compensation Committee Chair
	Director since December 2020	Nominating and Governance Committee

Kathryn Hayley has been the Chief Executive Officer of Rosewood Advisory Services, LLC, a business advisory services firm, since 2015. Previously, Ms. Hayley served as an Executive Vice President of UnitedHealthcare (a subsidiary of UnitedHealth Group, Inc.) from 2012 to 2015. From 2006 to 2012, she served as an executive of Aon plc, including as Chief Executive Officer of Aon Consulting Worldwide and Aon Hewitt Consulting Americas. Prior to her service at Aon, Ms. Hayley was an information technology partner at Deloitte Consulting LLP, led the U.S. financial services practice, and served on the board of directors of Deloitte & Touche U.S. Ms. Hayley has served on the boards of directors of First Midwest Bancorp Inc. (Nasdaq: FMBI) since 2016 and Alight Solutions, LLC since 2018. Ms. Hayley holds a Bachelor of Science from Illinois State University and a Master of Business Administration from the Kellogg School of Management at Northwestern University.
Ms. Hayley was chosen to serve on our board due to her strong background in information technology, financial services and talent management and her extensive experience as a public company leader.

Kathryn Hayley
Chief Executive Officer, Rosewood Advisory Services, LLC

Age: 64
	Director since December 2020	Chairwoman of the Board

Kathryn Marinello has served as Chief Executive Officer of PODS since January 2021. Previously, she served as the President and Chief Executive Officer and a director of Hertz Global Holdings (NYSE: HTZ) (“Hertz”) from January 2017 through May 2020. Prior to that, Ms. Marinello served as a Senior Advisor of Ares Management LLC, a global alternative asset manager, from March 2014 to December 2016, and as Chair, President and Chief Executive Officer of Stream Global Services, Inc., a business process outsourcing service provider, from 2010 to March 2014. Ms. Marinello served as Chair, Chief Executive Officer and President of Ceridian Corporation, a provider of human resources software and services, from 2006 to 2010, and in several senior roles at General Electric Co. from 1997 to 2006. Ms. Marinello has served as a director of Volvo Group since 2014. She previously served as a member of the boards of directors of The Nielsen Company B.V. (2014-2017), General Motors Company (NYSE: GM) (2007-2016), and RealPage, Inc. (Nasdaq: RP) (2015-2017). In May 2020, Hertz filed voluntary petitions for relief under chapter 11 of title 11 of the U.S. Bankruptcy Code following the impact of the COVID-19 pandemic on travel demand. Ms. Marinello holds a Master of Business Administration from Hofstra University and a Bachelor of Arts from State University of New York at Albany.
Ms. Marinello was chosen to serve on our board due to her extensive leadership experience, including on several public company boards of directors, and her strong background with the consumer services, technology and BPO industries.

Kathryn Marinello
Chief Executive Officer, PODS

Age: 54
Director since December 2020

Dennis Polk has served as the President and Chief Executive Officer of SYNNEX since March 2018 and as a member of the SYNNEX board of directors since February 2012. Mr. Polk joined SYNNEX in 2002 as Senior Vice President of Corporate Finance and in the same year became Chief Financial Officer. In 2006, he was promoted to Chief Operating Officer and served in that capacity until he became President and Chief Executive Officer. Mr. Polk has served on the Board of Directors of Terreno Realty Corporation (NYSE: TRNO) since 2010. At Terreno, Mr. Polk serves as Chair of the Compensation Committee.
As the Chief Executive Officer of SYNNEX, Mr. Polk has deep knowledge of the Concentrix business and its industry. He also brings to our board his leadership skills and a strong background in finance, operations and distribution. Mr. Polk is expected to serve on the Board for up to two years for transition purposes related to the spin-off from SYNNEX.

Dennis Polk
President and CEO, SYNNEX Corporation

	Age: 58	Nominating and Governance Committee Chair
	Director since December 2020	Compensation Committee

Ann Vezina has served as a member of the board of directors of SYNNEX since February 2017. From July 2013 to August 2015, Ms. Vezina served as Corporate Vice President, Human Resources for Xerox Business Services, LLC. From February 2010 to July 2013, she was Corporate Vice President and Chief Operations Officer for Xerox Business Services. Previously, she served as Executive Vice President and Group President, Commercial Solutions for Affiliated Computer Services, Inc. (ACS) before the acquisition of ACS by Xerox Corporation in 2010. Ms. Vezina began her career with Electronic Data Systems. Ms. Vezina holds a Bachelor of Science in business administration from Central Michigan University.
As a director of SYNNEX since 2017, Ms. Vezina has a strong background with the Concentrix business. She also has extensive experience in the BPO industry and with personnel management.

Ann Vezina
Former Executive, Xerox Business Services
Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed KPMG as the independent registered public accounting firm to audit the Company’s financial statements for fiscal year 2021. Although ratification by our stockholders is not required by law or our Bylaws, we are submitting the appointment for ratification at the Annual Meeting because the Board values the opinion of our stockholders. You may vote for, against or abstain from voting on this proposal. The affirmative vote of a majority of the shares of Common Stock represented, in person or by proxy, and entitled to vote at the Annual Meeting is required to approve this proposal, which means that the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal for the proposal to pass. Abstentions will be counted as votes cast and will have the same effect as a vote against the proposal. Proxies submitted without direction will be voted for the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2021.
If our stockholders fail to ratify the selection of KPMG, the Audit Committee will reconsider whether or not to retain that firm but will be under no obligation to select a new firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.
We expect that representatives of KPMG will attend the Annual Meeting to respond to appropriate questions and have an opportunity to make a statement if they desire to do so.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2021.
Audit Fees. KPMG audited our combined financial statements for the year ended November 30, 2020 and has been our independent registered public accounting firm since 2019. KPMG was initially engaged to audit our financial statements for the years ended November 30, 2019, 2018 and 2017 in connection with our Registration Statement on Form 10 relating to our spin-off from SYNNEX. Fees billed for professional services rendered by KPMG for the fiscal years ended November 30, 2020 and 2019 were as set forth in the table below.

	2020	2019
Audit Fees(1)	$4,198,749	$5,466,772
Audit-Related Fees(2)	$34,400	—
Tax Fees(3)	$1,406,000	$1,549,000
All Other Fees	—	—
Total	$5,639,149	$7,015,772
(1)     Audit Fees were for professional services rendered for the audit of our combined financial statements, statutory audits of our subsidiaries, reviews of our interim combined financial statements included in our Registration Statement on Form 10 and related amendments, and services provided in connection with statutory and regulatory filings. Audit fees also included fees for audit services provided in connection with the spin-off.
(2)     Audit-Related Fees were for professional services rendered relating to attestation and compilation services for our subsidiaries in connection with statutory and regulatory filings.
(3)     Tax Fees were for primarily for professional services rendered relating to domestic and foreign tax compliance services and consulting services for international tax and planning services.
The Audit Committee has adopted policies and procedures related to the pre-approval of all audit, audit-related, tax and other permissible services that will be provided by our independent registered public accounting firm. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by KPMG LLP and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the registered public accountants. The services and fees must be deemed compatible with the maintenance of such accountants’ independence, including compliance with SEC rules and regulations. Throughout the year, the Audit Committee will review any revisions to the estimates of audit and non-audit fees initially approved.
Due to the timing of the spin-off, the Board was not appointed and its Committees were not constituted until December 1, 2020. As a result, all of the services presented in the table above were approved by the SYNNEX Audit Committee in conformity with its pre-approval policies and procedures.
Proposal No. 3: Approval of the Compensation of Our Named Executive Officers
Consistent with SEC regulations, we are holding a non-binding advisory vote on executive compensation, commonly known as “say-on-pay,” to provide our stockholders with an opportunity to express their views on our named executive officers’ compensation. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2020 Summary Compensation Table and other compensation tables, and the related narrative disclosure.”
You may vote for, against or abstain from voting on this proposal. The affirmative vote of a majority of the shares of Common Stock represented, in person or by proxy, and entitled to vote at the Annual Meeting is required to approve this proposal, which means that the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal for the proposal to pass. Abstentions will be counted as votes cast and will have the same effect as a vote against the proposal. Broker non-votes will have no effect. Proxies submitted without direction will be voted for the approval, on an advisory basis, of our named executive officers’ compensation.

Because this vote is advisory, it will not be binding on the Board or the Company. However, the Board and the Compensation Committee value the opinions expressed by our stockholders and will consider the outcome of the vote when evaluating our compensation practices and making future decisions regarding executive compensation.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
Proposal No 4: Approval of the Frequency of Advisory Votes on Our Executive Compensation
In accordance with the requirements of Section 14A of the Exchange Act, we are also submitting to our stockholders a non-binding advisory vote as to the frequency with which we hold advisory votes on the compensation of our named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on the compensation of our named executive officers every one, two or three years. You may vote for any of the three options, or withhold authority to vote on the matter. If you withhold authority to vote, your vote will have no effect. Broker non-votes will also have no effect
After consideration of this proposal, the Board has determined that holding an advisory vote on executive compensation every year is the most appropriate alternative for our company. In formulating its recommendation, the Board considered a number of factors, including the following:
•A shorter time period between advisory votes enhances the Board’s understanding of the reasons for positive or negative vote results. An annual vote provides near-immediate feedback on compensation decisions and allows the Board to link the results of each advisory vote to specific compensation actions or decisions.
•An annual advisory vote is consistent with corporate governance principles that encourage regular engagement with stockholders. The Board considers frequent solicitation of our stockholders’ views, including on matters of executive compensation, as an important component of corporate governance.
•Many of the Board’s compensation decisions are expected to be made annually. An annual advisory vote aligns with the timing of these decisions and allows our stockholders a formal opportunity to express their view on each year’s compensation decisions.
A plurality of votes cast will determine the preference of our stockholders, on an advisory basis, as to the frequency of advisory votes on our executive compensation, which means that the option that receives the highest number of shares voted will determine our stockholders’ preference on an advisory basis. Although the results of the stockholder vote on this proposal are non-binding, the Board values continuing and constructive feedback from our stockholders on compensation. The Board will take into account the outcome of the vote when determining the frequency of advisory votes on executive compensation.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EVERY ONE YEAR, ON AN ADVISORY BASIS, AS TO THE FREQUENCY OF ADVISORY VOTES ON OUR EXECUTIVE COMPENSATION.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information with respect to our equity compensation plans as of November 30, 2020.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders(1)	—	—	5,000,000
Equity compensation plans not approved by stockholders	—	—	—
Total	—	—	5,000,000
(1)    These plans, which were approved by SYNNEX Corporation, our sole stockholder prior to the spin-off, consist of (a) the Concentrix Corporation 2020 Stock Incentive Plan and (b) the Concentrix Corporation 2020 Employee Stock Purchase Plan. Under the Employee Stock Purchase Plan, qualifying employees may purchase shares of Common Stock at a discount to the market value. As of November 30, 2020, 4,000,000 shares were available for grant under the 2020 Stock Incentive Plan and 1,000,000 shares were available for issuance under the Employee Stock Purchase Plan. In connection with the spin-off, on December 1, 2020, certain outstanding and unvested shares of SYNNEX restricted stock and SYNNEX restricted stock units were converted into an aggregate of 827,337 shares of our restricted stock and restricted stock units, and outstanding and unexercised options to purchase SYNNEX common stock were converted into an aggregate of 683,544 options to purchase Common Stock in a manner intended to preserve the intrinsic value of the restricted stock, restricted stock units or stock options.

BENEFICIAL OWNERSHIP OF SECURITIES
On December 1, 2020, our spin-off from SYNNEX was completed through the tax-free distribution by SYNNEX of 51,602,280 shares of Common Stock to SYNNEX stockholders. SYNNEX stockholders received one share of Common Stock for each share of SYNNEX common stock held as of the close of business on November 17, 2020. Upon the completion of the spin-off, we ceased being a wholly-owned subsidiary of SYNNEX and became a stand-alone, publicly traded company, which was owned by the stockholders of SYNNEX as of November 17, 2020.
On the record date, February 26, 2021, our outstanding voting securities consisted of 52,023,858 shares of Common Stock. The following tables set forth the number of shares of Common Stock that are beneficially owned by each of our directors and named executive officers and each stockholder that we believe to be the beneficial owner of more than 5% of the outstanding Common Stock, in each case as of the record date of February 26, 2021.
Unless otherwise indicated in the footnotes below, the mailing address of each individual or entity identified below is c/o Concentrix Corporation, 44111 Nobel Drive, Fremont, CA 94538. As used in this information statement, “beneficial ownership” means that a person has, or may have within 60 days of February 26, 2021, the sole or shared power to vote or direct the voting of a security or the sole or shared investment power with respect to a security (that is, the power to dispose or direct the disposition of a security), or both. Unless otherwise indicated in the footnotes below, each individual or entity identified below has sole voting and investment power with respect to such securities.

Directors and Named Executive Officers	Number of Shares of Common Stock Owned	Shares of Common Stock Subject to Options Exercisable within 60 Days	Total Beneficial Ownership	Percentage Ownership
Chris Caldwell	134,718	73,402	208,120	*
Teh-Chien Chou	306	—	306	*
LaVerne Council	306	—	306	*
Jennifer Deason	306	—	306	*
Kathryn Hayley	306	—	306	*
Kathryn Marinello	306	—	306	*
Dennis Polk	44,272	134,549	178,821	*
Ann Vezina	4,703	—	4,703	*
Andre Valentine	28,253	—	28,253	*
Cormac Twomey	20,412	—	20,412	*
Rick Rosso	20,953	—	20,953	*
Steve Richie	20,843	—	20,843	*
All executive officers and directors as a group (12 persons)	275,684	207,951	483,635	*
________________
*    Represents less than 1% of the Company’s Common Stock.

Principal Stockholders and Address	Number of Shares Beneficially Owned	Percentage Ownership
MiTAC International Corporation and related parties (1)	9,756,837	18.8%
FMR LLC (2) 245 Summer Street Boston, MA 02210	4,387,752	8.4%
The Vanguard Group (3) 100 Vanguard Blvd Malvern, PA 19355	3,800,440	7.3%
BlackRock, Inc. (4) 55 East 52nd Street New York, NY 10022	3,424,917	6.6%
________________
(1)    Based on information contained in a Schedule 13G filed with the SEC on February 9, 2021, this amount represents 5,299,980 shares of Common Stock held by Silver Star Developments Ltd. and 3,859,888 shares of Common Stock held by Peer Developments Ltd. Silver Star Developments Ltd. is a wholly-owned subsidiary of MiTAC International Corporation. The principal business office for MiTAC International Corporation and Silver Star Developments Ltd. is No. 200 Wenhua 2nd Road, Guishan Dist., Taoyuan City 333, Taiwan. Jhi-Wu Ho and Hsiang-Yun Yang, the directors of Silver Star Developments Ltd., hold shared voting and dispositive power over the shares held by Silver Star Developments Ltd. Peer Developments Ltd. is a wholly-owned subsidiary of Synnex Technology International Corporation. The principal business office for Synnex Technology International Corporation and Peer Developments Ltd. is 4th Floor, No. 75, Sec. 3, Minsheng E. Road, Zhongshan Dist., Taipei City 104, Taiwan. Matthew Miau and Shu-Wu Tu, the directors of Peer Developments Ltd., hold shared voting and dispositive power over the shares held by Peer Developments Ltd. Matthew Miau is the Chairman of the Board of Directors of MiTAC International Corporation and Synnex Technology International Corp. Each of the reporting persons disclaims membership in a group. The beneficial ownership of the 596,969 shares of Common Stock Matthew Miau claims includes 190,316 shares of Common Stock directly held by Mr. Miau, 217,050 shares of Common Stock indirectly held by MASJ Holding Charitable Remainder Trust, and 189,603 shares of Common Stock indirectly held by Mr. Miau’s spouse. In addition, MiTAC International Corporation disclaims beneficial ownership of the 3,859,888 shares of Common Stock directly held by Peer Developments Ltd. and disclaims beneficial ownership of the 596,969 shares of Common Stock by Mr. Miau. Synnex Technology International Corporation disclaims beneficial ownership of the 5,299,980 shares of Common Stock directly held by Silver Star Developments Ltd. and disclaims beneficial ownership of the 596,969 shares of Common Stock held by Mr. Miau. Mr. Miau disclaims beneficial ownership of the 5,299,980 shares of Common Stock directly held by Silver Star Developments Ltd. and disclaims beneficial ownership of the 3,859,888 shares of Common Stock directly held by Peer Developments Ltd.
(2)    Based solely on information contained in a Schedule 13G filed with the SEC on February 8, 2021 by FMR LLC, which reported that it had sole voting power over 499,895 shares of Common Stock and sole dispositive power over 4,387,752 shares of Common Stock.
(3)    Based solely on information contained in a Schedule 13G filed with the SEC on February 10, 2021 by The Vanguard Group, which reported that it had sole dispositive power over 3,738,726 shares of Common Stock, shared voting power over 29,167 shares of Common Stock, and shared dispositive power over 61,714 shares of Common Stock.
(4)    Based solely on information contained in a Schedule 13G filed with the SEC on February 2, 2021 by BlackRock, Inc., which reported that it had sole voting power over 3,273,973 shares of Common Stock and sole dispositive power over 3,424,917 shares of Common Stock.

COMPENSATION DISCUSSION AND ANALYSIS
Prior to the spin-off on December 1, 2020, Concentrix was part of SYNNEX and not an independent company, and our employees participated in the compensation and benefit programs of SYNNEX and its subsidiaries. The Compensation Committee was not constituted until December 1, and the compensation decisions regarding our executive officers for our fiscal year ended November 30, 2020 were generally made by the SYNNEX Board of Directors, in the case of Mr. Caldwell, our President and Chief Executive Officer, and by Mr. Caldwell, in consultation with the President and Chief Executive Officer of SYNNEX, for our other executive officers. Therefore, except as otherwise indicated, the below Compensation Discussion and Analysis describes the compensation practices of SYNNEX for the fiscal year ended November 30, 2020 as they related to the individuals who have served as our executive officers since the spin-off on December 1, 2020.
Since the spin-off, our executive compensation program, policies, and practices for our executive officers have been subject to the review and approval of the Compensation Committee. While our executive compensation program, policies, and practices were similar to those employed at SYNNEX immediately following the spin-off, the Compensation Committee has begun and will continue to review our executive compensation program, policies, and practices and will make adjustments as appropriate over time in order to meet our particular business needs and goals. Decisions made by our Compensation Committee for the fiscal year ended November 30, 2021 will be discussed in the Compensation Discussion and Analysis included in our Proxy Statement for our 2022 Annual Meeting of Stockholders. However, if decisions have already been made by the Compensation Committee and are material to an understanding of our executive officers’ compensation for fiscal year 2020, a discussion of such decisions are included in the following Compensation Discussion and Analysis.
For purposes of the Compensation Discussion and Analysis and the tabular executive compensation disclosures that follow, the individuals listed below are referred to collectively as our “named executive officers” or “NEOs.” They are our chief executive officer, our chief financial officer and our three other executive officers.
Chris Caldwell, 48, Chief Executive Officer. Chris Caldwell has served as Executive Vice President of SYNNEX and President of Concentrix since February 2014. He previously served as President of Concentrix from June 2012 to February 2014, Senior Vice President and General Manager of Concentrix from March 2007 to June 2012, and Senior Vice President, Global Business Development of SYNNEX from March 2007 to June 2012. Mr. Caldwell joined SYNNEX in 2004 as Vice President, Emerging Business through the acquisition of EMJ Data Systems Ltd.
Andre Valentine, 57, Chief Financial Officer. Andre Valentine has served as Executive Vice President and Chief Financial Officer of Concentrix since October 2018. He previously served as Chief Financial Officer of Convergys Corporation from August 2012 to October 2018, Senior Vice President of Finance, Customer Management of Convergys from 2010 to 2012 and 2002 to 2009, Senior Vice President, Controller of Convergys 2009 to 2010, and Vice President, Controller of Convergys from 1998 to 2002.
Cormac Twomey, 51, Executive Vice President, Global Operations and Delivery. Cormac Twomey has served as Executive Vice President, Global Operations and Delivery of Concentrix since January 2019. He previously served as Chief Commercial Officer of Convergys Corporation from October 2017 to October 2018, Senior Vice President, Operations of Convergys Corporation from January 2017 to October 2017, Senior Vice President, EMEA and Intelligent Contact of Convergys from March 2014 to December 2016, Managing Director of Stream Global Services from 2013 to 2014 and Senior Vice President, Sales and Client Management, EMEA of Stream Global Services from 2011 to 2013.
Rick Rosso, 58, Executive Vice President, Global Sales and Account Management. Rick Rosso has served as Executive Vice President, Global Sales and Account Management of Concentrix since January 2019. He previously served as Executive Vice President, Global Sales, Account Management and Solutions of Concentrix from October 2018 to January 2019 and Senior Vice President, Global Sales and Account Management of Concentrix from February 2014 to October 2018. Prior to that, he spent nearly 30 years at IBM, most recently as General Manager, Business Process Outsourcing from May 2013 to our acquisition of the IBM CRM business in January 2014.
Steve Richie, 53, Executive Vice President, Legal. Steve Richie has served as Executive Vice President, Legal of Concentrix since February 2020 after serving as Executive Vice President, Legal and People Solutions from

October 2018 to February 2020. He previously served as Senior Vice President, Legal, Human Resources and Corporate Development of Concentrix from September 2016 to October 2018 and Senior Vice President, Legal of Concentrix from August 2015 to September 2016. Prior to that, he was Vice President, General Counsel and Corporate Secretary of Annie’s Inc. from 2014 to July 2015, and Vice President and Senior Counsel of SYNNEX from 2008 to 2014.
Objectives and Philosophy of Our Compensation Program
Prior to the spin-off, the SYNNEX compensation philosophy was to pay for performance as well as to offer competitive compensation in order to attract and retain talented executive officers. With respect to pay for performance, the SYNNEX program was designed to align the interests of its executive officers with those of its stockholders. In particular, in determining total compensation, SYNNEX stressed a compensation philosophy that was performance-driven with relatively moderate base salaries, but high variability through a cash-based Management Incentive Plan and equity compensation. We expect that our compensation philosophy will similarly emphasize pay for performance and alignment with stockholders’ interests. As a result, a significant portion of our named executive officers’ total compensation has and will continue to depend on the performance of the company relative to operational and financial objectives, as well as each individual’s performance and contributions to our success.
SYNNEX also believed that the compensation of its executive officers should not be based on the short-term performance of its stock, whether favorable or unfavorable, as the trading price of the stock will, in the long-term, reflect the business’ operating performance, and ultimately, the management of SYNNEX by its executive officers. We expect to similarly emphasize the long-term performance of our stock through the equity incentive component of our compensation programs.
Competitive compensation is important to attract and retain the talent necessary to lead the company in the competitive and changing business environment in which we operate. In this regard, SYNNEX considered, and we expect to consider, the median level of compensation of our competitors as well as of the median level of compensation in the local area in which an individual is located. In evaluating the compensation of our named executive officers, we expect the Compensation Committee to consider the compensation of a peer group of companies that are competitors, similarly-sized or with which we otherwise compete for executive talent. Internal equity among employees according to job responsibilities, experience, capability, and individual performance also has and will continue to be a consideration for compensation decisions.
The SYNNEX compensation philosophy emphasizing performance permeated total compensation for both executive officers and non-executive employees. While SYNNEX did not have an exact formula for allocating between cash and non-cash compensation, SYNNEX sought to balance long-term equity and short-term cash compensation and variable compensation versus fixed compensation. Executive officers who had greater ability to influence the performance of the business received more long-term equity as a percentage of total compensation than non-executive employees who had less ability to influence the performance of the business. Similarly, performance-related cash compensation for executive officers as a percentage of total compensation was greater than performance-related cash compensation of non-executive employees. The SYNNEX goal was to create a balanced culture of high performance without undue risk assumption. As our Compensation Committee evaluates our executive compensation program as a standalone public company, we expect that an appropriate balance between cash and non-cash compensation and variable and fixed compensation will continue to be an important consideration.
Elements of the Fiscal 2020 Compensation Program
Prior to the spin-off, the SYNNEX executive compensation program generally consisted of four compensation components:
(1)    base salary;
(2)    cash incentive awards under the Management Incentive Plan;
(3)    equity grants; and

(4)    performance-based, long-term incentives (LTI).
Since Mr. Caldwell was an executive officer of SYNNEX for fiscal year 2020, the SYNNEX Compensation Committee was responsible for decisions regarding his compensation, as provided in its charter. Our other named executive officers were not executive officers of SYNNEX, and Mr. Caldwell, generally in consultation with Dennis Polk, the President and Chief Executive Officer of SYNNEX, was responsible for decisions regarding their compensation consistent with the overall design of the SYNNEX compensation program.
The components of the compensation program for our named executive officers prior to the spin-off were as follows:
Base Salary. Base salaries are designed to provide a consistent cash flow throughout the year as compensation for day-to-day responsibilities. Base salaries are reviewed and, if deemed appropriate, adjusted on an annual basis. Merit increases are based on, among other things, individual performance, any new responsibilities assumed and the magnitude of our merit increase budget for the year. With respect to each named executive officer’s base salary, the breadth and complexity of the individual’s responsibilities and his or her contributions to our performance are assessed. The determination of base salaries and merit increases is not made in accordance with a strict formula that measures weighted qualitative and quantitative factors but does reflect a consideration of market data synthesized to competitive ranges and internal policies and practices.
Due to uncertainty regarding the COVID-19 pandemic and the pending spin-off, our NEOs did not receive merit increases to base salary during fiscal year 2020. In December of 2020, the Compensation Committee approved fiscal year 2021 base salaries for each of our named executive officers, as follows:

2021 Base Salary
Chris Caldwell	$775,000
Andre Valentine	$599,625
Cormac Twomey	$475,000
Rick Rosso	$475,000
Steve Richie	$375,000
These base salaries reflect the absence of a merit increase for fiscal year 2020, and our NEOs’ increased responsibilities as executive officers of a newly public company. We expect the Compensation Committee to review and consider our NEOs’ base salaries annually and to approve merit increases to base salaries based on each NEO’s responsibilities and performance, as well as the competitive environment for similarly situated executive officers.
Management Incentive Plan. Prior to the spin-off, cash incentive awards under the SYNNEX Management Incentive Plan rewarded individuals for achievement of operating and financial goals, in keeping with a performance-driven environment conducive to increasing stockholder value. Cash incentive awards granted to our named executive officers under the SYNNEX Management Incentive Plan were based upon both qualitative and quantitative considerations. The SYNNEX Compensation Committee established in writing specific performance goals for Mr. Caldwell at the start of the fiscal year, which were required to be achieved for an award to be earned under the Management Incentive Plan.
Mr. Caldwell’s Management Incentive Plan award for fiscal year 2020 was based upon the achievement of certain adjusted EBITDA, revenue and free cash flow performance goals for the Concentrix business that were approved by the SYNNEX Compensation Committee. He was not eligible for an award unless we met or exceeded the minimum threshold percentage of the adjusted EBITDA performance goals. In 2020, the minimum threshold percentage was 75% and the maximum percentage was 133.3%. The actual bonus payable, if the applicable minimum threshold percentages was met, was paid on a sliding scale of the target performance actually achieved based upon a certain percentage of Mr. Caldwell’s annual base salary for the applicable fiscal year.
Management Incentive Plan awards for our other named executive officers for fiscal year 2020 were determined by Mr. Caldwell based on Concentrix’ performance with respect to revenue, adjusted EBITDA, and operating income margin, as well as each individual’s annual performance and contributions to our performance, including our successful spin-off from SYNNEX. While each such named executive officer had a target award based on a percentage of the individual’s base salary, the award did not have fixed threshold and maximum percentages.
For fiscal 2020, our named executive officers were eligible to receive a cash incentive award under the Management Incentive Plan based on the following approximate percentages of their respective fiscal year base salaries:

	Minimum Payment (if Threshold is Met) as Percentage of Base Salary (1)	Target Payment as Percentage of Base Salary (1)	Maximum Payment as Percentage of Base Salary (1)
Chris Caldwell	100	200	300
Andre Valentine	—	90	—
Cormac Twomey	—	100	—
Rick Rosso	—	75	—
Steve Richie	—	60	—
(1)     The applicable base salary is each officer’s then-current base salary at the end of the fiscal year.
Actual awards under the SYNNEX Management Incentive Plan could be more or less than the applicable targets depending upon our performance, as well as the named executive officer’s individual performance. For fiscal year ended November 30, 2020, based on the performance of our business and each individual’s contributions, our named executive officers received the following Management Incentive Plan bonuses:

2020 Management Incentive Plan Award
Chris Caldwell	$1,150,000
Andre Valentine	$526,500
Cormac Twomey	$493,813
Rick Rosso	$425,000
Steve Richie	$235,000
These awards were based on performance goals approved prior to the spin-off and performance prior to the spin-off, but were approved by the Compensation Committee following the spin-off. In approving such awards, the Compensation Committee considered our performance relative to the performance goals for Mr. Caldwell approved by the SYNNEX Compensation Committee in early fiscal year 2020, individual performance, and, in the case of the other named executive officers, the recommendations of our CEO. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended November 30, 2020 for a discussion of our fiscal year 2020 results, including with respect to revenue, adjusted EBITDA and operating income margin, and a reconciliation of non-GAAP financial measures to the most comparable financial measures computed in accordance with U.S. generally accepted accounting principles (“GAAP”).
We expect the Compensation Committee to continue to provide cash incentive award opportunities for our NEOs. In December 2020, the Compensation Committee approved target cash incentive opportunities for fiscal year 2021 for each of our named executive officers, as follows:

2021 Management Incentive Plan Target Opportunity
Chris Caldwell	$1,937,500
Andre Valentine	$599,625
Cormac Twomey	$475,000
Rick Rosso	$475,000
Steve Richie	$281,250
Generally, the 2021 base salaries and target incentive opportunities for our NEOs were set at levels that require our NEOs to achieve performance under the incentive plan to earn total compensation that exceeds the median of a peer group of companies. The details of the cash incentive opportunities available to our NEOs for fiscal year 2021 will be discussed in the Compensation Discussion and Analysis included in our Proxy Statement for our 2022 Annual Meeting of Stockholders.
Equity Grants. Prior to the spin-off, SYNNEX granted long-term incentive opportunities and performance retention grants that included restricted stock awards, RSUs and stock options. Restricted stock and RSUs supported retention of key personnel, whereas stock options provided incentives for creating incremental stockholder value. The value of equity grants and performance retention grants derived from the long-term value of SYNNEX common stock to align executive compensation with stockholder value.
SYNNEX based equity grants on a number of considerations, including:
•job responsibilities and past performance;
•likely future contributions;
•potential reward to the individual if the stock price appreciates in the public market;
•management tier classification;
•equity grants made by competitors; and
•existing vested and unvested equity holdings.
Determination of equity grant amounts by SYNNEX was not made in accordance with a strict formula that measured weighted qualitative and quantitative factors or by reference to specific fixed targets, but rather was based on objective data synthesized to competitive ranges and to internal policies and practices, including an overall review of both employee and corporate performance and the value of equity grants of comparable officers at comparable companies. SYNNEX also distinguished between equity grants of stock options, restricted stock awards or RSUs based upon an officer’s position. SYNNEX believed that stock options carry more risk than restricted stock. As such, SYNNEX expected certain officers with the most direct impact on its overall performance to accept more equity risk and their grants were more heavily weighted towards stock options rather than restricted stock awards or RSUs. In this regard, Mr. Caldwell is the only one of our named executive officers to have received stock option grants in prior years.
Due to the pending spin-off, annual equity grants for fiscal year 2020 were delayed until after the spin-off so that our named executive officers and other employees would receive the full value of their awards in Concentrix common stock to further align their interests with our stockholders. The value of the fiscal year 2020 awards were initially approved by the SYNNEX Board prior to the spin-off and were re-approved by our Board following the effectiveness of the spin-off. The fiscal year 2020 awards were granted in January 2021 on the fourth trading day after the conclusion of our trading blackout period, consistent with our equity grant policy.
Performance-Based, Long-Term Equity Incentives. Prior to the spin-off, Mr. Caldwell participated in the SYNNEX LTI program, which was designed to provide long-term retention incentives and create alignment between the interests of SYNNEX executive officers and its stockholders.

In each of February 2018 and February 2019, Mr. Caldwell received a grant of performance-based RSUs under the SYNNEX LTI program that vest based on performance during the three-year performance periods ending November 30, 2020 and November 30, 2021, respectively. Pursuant to the terms of our Employee Matters Agreement with SYNNEX, these RSUs were converted into Concentrix RSUs in connection with the spin-off. The February 2018 performance-based RSUs vested at 117% of target in January 2021 based on the achievement of certain SYNNEX non-GAAP earnings per share and non-GAAP return on invested capital goals measured over the three-year period ended November 30, 2020.
Due to the pending spin-off, Mr. Caldwell did not receive an award under the SYNNEX LTI program during fiscal year 2020.
In 2019, each of our named executive officers was granted a SYNNEX LTI award comprised of performance-based RSU grants (the “Retention RSU Awards”) to incentivize and retain the named executive officers as follows:

	Number of RSUs granted	Value of RSUs granted
Chris Caldwell	32,453	$2,999,955
Andre Valentine	7,031	$649,946
Cormac Twomey	9,195	$849,986
Rick Rosso	8,113	$749,966
Steve Richie	7,031	$649,946
The Retention RSU Awards were not determined based on reference to specific targets. The awards cliff vest upon the earliest of the following: (1) the third anniversary of the grant date if the named executive officer remains employed through the vesting date; (2) the second anniversary of the grant date if (a) the named executive officer remains employed through the vesting date and (b) our adjusted EBITDA increases at least 10% for any consecutive 12-month period during this two-year period, measured against the trailing 12-month period; and (3) six months after a change in control of Concentrix if the named executive officer remains employed through the vesting date. As a result of the completion of the spin-off on December 1, 2020, the Retention RSU Awards will vest on June 1, 2021 if the named executive officer remains employed by Concentrix through that date. Pursuant to the terms of our Employee Matters Agreement with SYNNEX, the Retention RSU Awards were converted into Concentrix RSUs in connection with the spin-off.
With respect to both the SYNNEX equity grants and the LTI program, the SYNNEX Compensation Committee considered at least annually whether to approve specific long-term equity awards based on the recommendations of the SYNNEX President and Chief Executive Officer. When determining awards, the SYNNEX Compensation Committee considered factors such as an individual’s position, the individual’s prior and expected future performance and responsibilities, the company’s retention and succession needs, and the long-term incentive award levels for comparable executives and key employees at companies that competed with SYNNEX for executive and managerial talent. The SYNNEX Compensation Committee also considered the total value of equity awards previously granted and the existing equity ownership of the individual when determining restricted stock award levels, with particular attention paid to the value of unvested awards. In addition, the SYNNEX Compensation Committee considered the potential dilution and accounting costs of long-term equity awards as compared to those granted at other publicly traded companies that compete with SYNNEX for business and executive talent.
Since the spin-off, our Compensation Committee has been considering the design of our long-term incentive program. The details of the long-term incentive program for fiscal year 2021 will be discussed in the Compensation Discussion and Analysis included in our Proxy Statement for our 2022 Annual Meeting of Stockholders.
Benefits, Perquisites and Other. Our named executive officers are entitled to participate in benefit programs generally available to all employees, including medical, dental and life insurance, and defined contribution plan participation. In addition, Messrs. Valentine, Rosso and Richie participate in a supplemental life insurance program and Messrs. Valentine and Rosso participate in a supplemental long-term disability program, Mr. Twomey receives a car allowance, which is less than $10,000 annually, and Mr. Rosso receives a cash allowance of $15,000 annually, which is a legacy benefit from his employment with IBM prior to our acquisition of the IBM CRM business in January 2014.

Risk Assessment of Compensation Program
As discussed above, prior to the spin-off on December 1, 2020, Concentrix was part of SYNNEX and not an independent company, and our employees participated in the compensation and benefit programs of SYNNEX and its subsidiaries. SYNNEX annually assesses its compensation programs and, based on its most recent assessment, concluded that its compensation policies and practices did not create risks that are reasonably likely to have a material adverse effect on the company.
The SYNNEX risk assessment process included a review of program policies and practices; program analysis to identify risk and risk control related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control and the support of the program and their risks to the company strategy. Although SYNNEX reviewed all compensation programs, SYNNEX focused primarily on the programs with variability of payout, with the ability of an executive officer to directly affect payout and the controls on executive officer action and payout. By way of examples, SYNNEX reviewed its compensation programs for certain design features that have been identified by experts as having the potential to encourage excessive risk-taking, including:
•too much focus on equity;
•compensation mix overly weighted toward annual incentives;
•highly leveraged payout curve and uncapped payouts;
•unreasonable goals or thresholds; and
•steep payout cliffs at certain performance level that may encourage short-term business decisions to meet payout thresholds.
As part of its assessment, SYNNEX also considered its internal controls over financial reporting and the measurement and calculation of compensation goals, and other financial, operational, and compliance policies and practices that were designed to keep its compensation programs from being susceptible to manipulation by any employee, including our named executive officers. Other risk-mitigating factors considered by the SYNNEX Compensation Committee included the following:
•the use of different types of compensation that provide a balance of short-term and long-term incentives with fixed and variable components;
•the SYNNEX minimum equity holding guidelines;
•the SYNNEX clawback policy which, in the event of a restatement of financial results, allows the SYNNEX Compensation Committee to seek to recover or cancel Management Incentive Plan awards;
•caps on performance-based awards to limit windfalls;
•every SYNNEX executive officer must obtain permission from the SYNNEX Legal Department before the sale of any shares of SYNNEX common stock, even during an open trading window;
•the SYNNEX policy to limit its involvement in cashless stock option exercises by its directors and officers;
•the SYNNEX prohibition of trading in SYNNEX securities on a short-term basis, on margin, or in a short sale transaction;
•the SYNNEX policy against buying or selling puts or calls on its common stock;
•the SYNNEX Code of Ethical Business Conduct; and
•the SYNNEX Compensation Committee’s consideration of ethical behavior as integral in assessing the performance of all executive officers.

In connection with the ongoing evaluation and design of our executive compensation program as a standalone company, we expect our Compensation Committee to annually assess risks arising from our compensation policies and practices, including any risks that may have a material adverse effect on our company. The details of this assessment will be discussed in the Compensation Discussion and Analysis included in our Proxy Statement for our 2022 Annual Meeting of Stockholders.
Compensation Consultant and Peer Group Analysis
To assist in reviewing and approving the annual compensation and compensation procedures for its executive officers, including Mr. Caldwell, the SYNNEX Compensation Committee retained the services of Compensia, Inc. as its independent compensation consultant during fiscal year 2020. Compensia reported directly to the SYNNEX Compensation Committee and the SYNNEX Compensation Committee directly approved the Compensia fees. Neither SYNNEX nor Concentrix management had any role in the selection of the compensation consultant. The SYNNEX Compensation Committee retained the services of Compensia to outline executive compensation trends and developments, review and analyze SYNNEX’ executive compensation philosophy and programs, and provide a summary of findings and considerations for use in fiscal year 2020. Compensia provided the SYNNEX Compensation Committee with a review of the overall compensation climate in the United States, best practices, and trends specific to the industry, as well as analyses of base salaries, bonuses, long-term incentives and benefit practices of comparable peer companies. At the direction of the SYNNEX Compensation Committee, Compensia interacted with certain of SYNNEX’ executive officers and other employees in SYNNEX’ human resources department to obtain historical data and insight into previous compensation practices.
The SYNNEX Compensation Committee reviewed the independence of Compensia in fiscal year 2020, including the specific factors set forth in Rule 10C-1 under the Exchange Act and determined that Compensia is independent and that Compensia’s work for the Committee did not raise any conflict of interest.
Prior to the spin-off, the SYNNEX Compensation Committee referred to a group of technology distribution, electronic manufacturing services, data processing and outsourced services, and IT consulting and other services peer companies for use in competitive benchmarking. These companies included Anixter International, Inc., Arrow Electronics, Inc., Avnet, Inc., CDW Corporation, CGI Group, Inc., Cognizant Technology Solutions Corporation, Conduent Incorporated, Henry Schein, Inc., Insight Enterprises, Inc., Jabil Inc., Sanmina Corporation, ScanSource, Inc., Sykes Enterprises, Incorporated, Tech Data Corporation and TTEC Holdings, Inc.
In connection with the ongoing evaluation and design of our executive compensation program as a standalone company, we expect our Compensation Committee to evaluate the use of a peer group of companies with which we compete for business and executive talent. The details of any such peer group will be discussed in the Compensation Discussion and Analysis included in our Proxy Statement for our 2022 Annual Meeting of Stockholders.
Tally Sheets and the Role of Management
In fiscal year 2020, the SYNNEX Compensation Committee reviewed the total remuneration of SYNNEX’ executive officers, including Mr. Caldwell, using summary tables, or tally sheets. These tally sheets allowed the SYNNEX Compensation Committee to undertake a comprehensive review across all forms of compensation, and to understand the effect that changing profit and stock price scenarios could have on such remuneration forms.
Mr. Polk made recommendations to the SYNNEX Compensation Committee as to the compensation of Mr. Caldwell, and Mr. Caldwell, generally in consultation with Mr. Polk, determined the compensation of our other named executive officers. With respect to Mr. Caldwell, the SYNNEX Compensation Committee could accept or adjust Mr. Polk’s recommendations. However, in general, the SYNNEX Compensation Committee considered the recommendations of Mr. Polk, Mr. Caldwell’s role, responsibilities and performance during the past year, and the amount of compensation paid to officers in similar positions at comparable companies. For fiscal year 2021, we expect Mr. Caldwell to make recommendations to our Compensation Committee regarding the compensation of our other named executive officers.

2020 SUMMARY COMPENSATION TABLE
The following table sets forth the compensation awarded to, earned by or paid to our named executive officers for the fiscal years ended November 30, 2020 and 2019.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value ($)(5)	All Other Compensation ($)(6)	Total ($)
Chris Caldwell President and CEO	2020	575,000	—	—	—	1,150,000	—	6,997	1,731,997
	2019	608,173	—	4,007,871	999,996	1,307,543	—	20,900	6,944,483
Andre Valentine Chief Financial Officer	2020	585,000	526,500	—	—	—	76,982	2,530,325	3,718,807
	2019	585,000	443,215	1,099,879	—	—	100,844	2,534,792	4,763,730
Cormac Twomey (7) EVP, Global Operations and Delivery	2020	461,813	493,813	—	—	—	—	466,724	1,422,350
	2019	447,477	454,560	1,299,919	—	—	—	3,325,842	5,527,798
Rick Rosso EVP, Global Sales and Account Management	2020	435,000	425,000	—	—	—	—	38,912	898,912
	2019	435,000	377,500	899,944	—	257,125	—	25,701	1,995,270
Steve Richie, EVP, Legal	2020	350,000	235,000	—	—	—	—	17,212	602,212
	2019	350,000	201,500	799,924	—	257,125	—	10,721	1,619,270
(1)    For fiscal year 2019, in the case of Mr. Caldwell, includes unused vacation payout.
(2)    For fiscal year 2020, represents performance-based awards under the Management Incentive Plan earned in fiscal 2020, but paid in fiscal 2021, for Messrs. Valentine, Twomey, Rosso and Richie. Although these named executive officers had target awards based on a percentage of their base salary, and the amount of their earned awards was based on our performance with respect to revenue, EBITDA and operating income margin, the amount of the awards was not quantitatively determined by reference to pre-established performance goal targets. As a result, the entire amount of these awards is being reported in the Bonus column.
(3)    Represents the aggregate fair values of stock awards and option awards granted to our named executive officers, as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, on the applicable grant date or, if earlier, the service inception date. For valuation assumptions used to calculate the fair value of our stock and option awards, see Note 4 “Share-Based Compensation” to the combined financial statements included in our Annual Report on Form 10-K for the fiscal year ended November 30, 2020.
(4)    For fiscal year 2020, represents performance-based award under the Management Incentive Plan earned in fiscal 2020, but paid in fiscal 2021, for Mr. Caldwell.
(5)    Reflects the change in the present value of Mr. Valentine’s accumulated benefit under the Convergys frozen defined benefit pension plan. The pension plan, which includes a qualified and a non-qualified portion, was assumed by Concentrix in the Convergys acquisition. The assumptions used to calculate the change in pension value are described in Note 1 to the Pension Benefits table below.
(6)    For fiscal year 2020, includes for Mr. Caldwell, Company contributions to the 401(k) retirement savings plan of $1,400 and dividend payments on unvested RSAs of $5,597; for Mr. Valentine, Company contributions to the 401(k) retirement savings plan of $9,900, dividend payments on unvested RSAs of $3,157, group term life insurance premiums of $6,609 paid on Mr. Valentine’s behalf and related gross-up for the imputed taxes of $3,723 under a supplemental life insurance program, premiums of $3,120 paid on Mr. Valentine’s behalf under a supplemental long-term disability program, and, as further described below, the settlement of converted cash awards in connection with the Convergys acquisition of $2,503,816; for Mr. Twomey, Company contributions to the United Kingdom defined contribution plan of $40,188, dividend payments on unvested RSAs of $3,207 and, as further described below, severance payments in connection with the Convergys acquisition of $423,329; for Mr. Rosso, Company contributions to the 401(k) retirement savings plan of $11,200, dividend payments on unvested RSAs of $2,110, group term life insurance premiums of $4,896 paid on Mr. Rosso’s behalf and related gross-up for the imputed taxes of $2,609 under a supplemental life insurance program, premiums of $3,097 paid on Mr. Rosso’s behalf under a supplemental long-term disability program, and a cash allowance of $15,000 that is a legacy benefit from Mr. Rosso’s employment with IBM prior to the acquisition of the IBM CRM business; and for Mr. Richie, Company contributions to the 401(k) retirement savings plan of $11,200, dividend payments on unvested RSAs of $2,057, group term life insurance premiums of $2,437 paid on Mr. Richie’s behalf and related gross-up for the imputed taxes of $1,518 under a supplemental life insurance program.
In connection with the acquisition of Convergys, all outstanding Convergys restricted stock unit awards and all outstanding Convergys performance-based restricted stock unit awards were converted into cash awards in accordance with the merger agreement between SYNNEX and Convergys. For all such awards that were granted on or after March 31, 2016, the awards continue to vest and settle in cash on the vesting dates and in accordance with the terms of the applicable award agreements. Such amounts that vested and were paid to Mr. Valentine and Mr. Twomey in fiscal 2020 are included in the “All Other Compensation” column and quantified above.
In addition, following the acquisition of Convergys by SYNNEX, Mr. Twomey was entitled (pursuant to his employment agreement with Convergys) to terminate his employment for “good reason” (as defined therein) and receive certain severance benefits. Mr. Twomey terminated his employment with Concentrix in December 2018 and was rehired in January 2019. Upon his termination in December 2018, Mr. Twomey received a lump sum payment equal to two times his target annual bonus and was entitled to receive monthly payments equal to his monthly base salary for 24 months. This column includes such payments to Mr. Twomey during fiscal 2020, as quantified above.
(7)    Mr. Twomey’s base salary, Management Incentive Plan award and amounts included under “All Other Compensation” were paid in British pounds and converted to the U.S. dollar amounts included in the table by using the fiscal year-end exchange rate of 1 GBP to $1.3346.
2020 GRANTS OF PLAN-BASED AWARDS
The following table sets forth information regarding grants of plan-based awards to each of our named executive officers for the fiscal year ended November 30, 2020.

Name	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
	Threshold ($)	Target ($)	Maximum ($)
Chris Caldwell	575,000	1,150,000	1,725,000
Andre Valentine	—	—	—
Cormac Twomey	—	—	—
Rick Rosso	—	—	—
Steve Richie	—	—	—
(1)     The amounts shown in these columns for Mr. Caldwell reflect his threshold, target and maximum annual bonus award under the SYNNEX Management Incentive Plan, with the potential for his actual award under the plan to exceed or be less than the target depending upon company and individual performance. Mr. Caldwell’s actual award amount was not guaranteed and was determined at the discretion of the Compensation Committee. Mr. Caldwell’s actual Management Incentive Plan award for fiscal 2020 is reflected in the Non-Equity Incentive Plan Compensation column of the 2020 Summary Compensation Table.

2020 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
The following table sets forth information regarding outstanding SYNNEX equity awards for each of our named executive officers as of November 30, 2020. As described below, in connection with the spin-off and pursuant to the terms of the Employee Matters Agreement with SYNNEX, these awards were either (a) converted into a SYNNEX equity award and a Concentrix equity award that each relates to the same number of shares of SYNNEX common stock or Concentrix common stock, as the case may be, as the original award or (b) converted into a Concentrix equity award only, with an adjustment to the number of shares of Concentrix common stock to which each award relates to preserve the value of the awards.

	Option Awards (1)				Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#) (2)	Market Value of Shares or Units of Stock that have not Vested ($) (2)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights that have not Vested ($) (3)
Chris Caldwell	12,928	—	62.90	10/7/2024	—	—	—	—
	9,363	—	89.21	10/6/2025	—	—	—	—
	10,315	2,315	112.08	10/4/2026	—	—	—	—
	6,890	4,282	128.67	10/3/2027	—	—	—	—
	19,088	26,720	76.01	10/11/2028	—	—	—	—
	6,513	23,544	110.44	10/2/2029	—	—	—	—
	—	—	—	—	9,975	1,599,092	—	—
	—	—	—	—	—	—	14,209 (4)	2,277,845
	—	—	—	—	—	—	4,832 (5)	774,618
	—	—	—	—	—	—	9,868 (6)	1,581,939
	—	—	—	—	—	—	32,453 (7)	5,202,540
Andre Valentine	—	—	—	—	3,259	522,450	—	—
	—	—	—	—	—	—	7,031 (7)	1,127,140
Cormac Twomey	—	—	—	—	3,259	522,450	—	—
	—	—	—	—	—	—	9,195 (7)	1,474,050
Rick Rosso	—	—	—	—	2,683	430,112	—	—
	—	—	—	—	—	—	8,113 (7)	1,300,595
Steve Richie	—	—	—	—	2,683	430,112	—	—
	—	—	—	—	—	—	7,031 (7)	1,127,140
(1)    All option awards listed in these columns vest and become exercisable as to 20% of the shares on the first anniversary of the grant date and the remaining vest 1/60th of the shares monthly thereafter over the remaining four-year period. In connection with the spin-off, each of these option awards was converted into a SYNNEX option and a Concentrix option with respect to the same number of shares as the original option, with an adjustment to the exercise prices to preserve the same ratio of the exercise price to the per share value of the underlying stock as existed prior to the spin-off.
(2)    Reflects the aggregate unvested portion of the following restricted stock award grants, which vest 20% of the shares on each of the first five anniversaries of the grant date.

Grant Date	C. Caldwell	A. Valentine	C. Twomey	R. Rosso	S. Richie
October 4, 2016	3,011	—	—	1,115	1,115
October 3, 2017	2,622	—	—	971	971
October 11, 2018	7,235	—	—	1,644	1,644
October 2, 2019	4,980	4,074	4,074	1,358	1,358
Total	17,848	4,074	4,074	5,088	5,088
Previously Vested	7,873	815	815	2,405	2,405
Remaining Unvested	9,975	3,259	3,259	2,683	2,683
In connection with the spin-off, each of these restricted stock awards was converted into a SYNNEX restricted stock award and a Concentrix restricted stock award with respect to the same number of shares as the original award.
(3)    The market value of unvested restricted stock and unvested RSUs was determined by multiplying the number of shares or units shown by $160.31, the closing price of SYNNEX common stock on November 30, 2020, the last trading day of fiscal year 2020.
(4)    These RSUs granted on October 20, 2017 vest on the third and fourth anniversaries of the grant date if (1) Mr. Caldwell remains continuously employed by Concentrix through the vesting dates and (2) SYNNEX achieves an increase of at least ten percent (10%) in adjusted net income as reported in the SYNNEX financial statements from continuing operations for any consecutive 12-month period over the three-year period beginning fiscal 2018 fourth quarter through fiscal 2021 third quarter, measured against adjusted net income, with comparable financial measure adjustments, as reported in SYNNEX financial statements from continuing operations during the one-year period beginning fiscal 2017 fourth quarter through fiscal 2018 third quarter. In connection with the spin-off, these RSUs were converted into SYNNEX RSUs and Concentrix RSUs with respect to the same number of shares as the original award.
(5)    These RSUs granted on February 14, 2018 were eligible for vesting following November 30, 2020 based on the achievement of (1) certain threshold SYNNEX EPS target performance percentages and (2) certain SYNNEX return on invested capital (“ROIC”) performance percentages, with both performance metrics measured over the three-year period ended November 30, 2020. The actual number of shares that vested was determined by SYNNEX following the conclusion of the performance period. In connection with the spin-off, these RSUs were converted into Concentrix RSUs with an adjustment to the number of shares of Concentrix common stock to which the RSUs relate to preserve the value of the award.
(6)    These RSUs granted on February 1, 2019 are eligible for vesting following November 30, 2021 based on the achievement of (1) certain threshold EPS target performance percentages and (2) certain ROIC performance percentages, with both performance metrics measured over the three-year period ending November 30, 2021. The vesting is contingent upon Mr. Caldwell remaining in continuous employment with Concentrix through the vesting date. In connection with the spin-off, these RSUs were converted into Concentrix RSUs with an adjustment to the number of shares of Concentrix common stock to which the RSUs relate to preserve the value of the award.
(7)    These RSUs granted on July 19, 2019 will vest six months following the December 1, 2020 effective date of the spin-off of Concentrix provided the named executive officer remains in continuous employment by Concentrix through the vesting date.
2020 OPTION EXERCISES AND STOCK VESTED TABLE
The following table sets forth the dollar amounts realized pursuant to the vesting or exercise of SYNNEX equity-based awards by each of our named executive officers for the fiscal year ended November 30, 2020.

Name	Option Awards		Stock Awards (1)
	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Chris Caldwell	—	—	16,532	2,422,491
Andre Valentine	—	—	815	120,327
Cormac Twomey	—	—	815	120,327
Rick Rosso	—	—	4,156	580,926
Steve Richie	—	—	4,270	597,729
(1)    The value realized on vesting reflects the aggregate market value of the total shares of Common Stock vested on the vesting date. The number of shares acquired and the value realized have not been reduced to reflect the withholding of shares of Common Stock for the payment of any tax obligation.

PENSION BENEFITS
The following table sets forth information, as of November 30, 2020, regarding the present value of the benefits that are expected to be paid to Mr. Valentine under the qualified and non-qualified portion of the Convergys Corporation defined benefit pension plan, which we assumed in our acquisition of Convergys. None of our other named executive officers participate in qualified or non-qualified defined benefit plans. The Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans in the future if the Compensation Committee determines that doing so is in our best interests.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Andre Valentine	Convergys Corporation Pension Plan	23	403,602	—
	Convergys Corporation Non-Qualified Excess Pension Plan	23	121,346	—
(1)    The present value of accumulated benefit was determined using a discount rate of 2.28% and assuming a 63% lump sum payment distribution at age 65 (the normal retirement age specified in the Convergys Corporation Pension Plan).
The Convergys Corporation Pension Plan is a cash-balance pension plan that was open to certain U.S.-resident employees of Convergys hired prior to April 1, 2007. The plan was frozen effective April 1, 2008, and no additional pension credits accrue for eligible employees. At the end of each year, active participants’ accounts are credited with interest at the rate of 4% per annum. At retirement or other termination of employment, an amount equivalent to the balance then credited to the account is payable to the participant in the form of a life annuity. In lieu of a life annuity, a participant may elect to receive the actuarial equivalent of his or her benefit in the form of a lump sum, or a joint and survivor annuity.
The non-qualified excess pension plan provides a pension benefit to employees, including Mr. Valentine, whose pension benefit under the Pension Plan is reduced or capped due to Internal Revenue Service limitations. Benefits are paid in ten annual installments or, if less, the number of annual installments (rounded up) equal to the value of the benefits divided by $50,000, commencing six months after a participant’s separation from service.
POTENTIAL PAYMENTS UPON TERMINATION OR IN CONNECTION WITH A CHANGE OF CONTROL
The following summarizes the potential payments payable to our named executive officers upon termination of employment or a change of control under the SYNNEX Change of Control Severance Plan or individual agreements in effect as of the end of fiscal year 2020. As the Concentrix Change of Control Severance Plan provides substantially similar benefits to the SYNNEX Change of Control Severance Plan, the benefits payable under the Concentrix compensation program are materially consistent with the below summary. Although much of the compensation for our named executive officers is performance-based and contingent upon achievement of financial goals, we believe that change of control arrangements provide important protection to our named executive officers, are generally consistent with the practice of our peer companies, and are appropriate for the attraction and retention of executive talent.
Prior to the spin-off, under the SYNNEX Change of Control Severance Plan, if Messrs. Caldwell, Rosso, Richie or Valentine was terminated without cause within two months before or 12 months after a change of control of SYNNEX (including a voluntary termination because of a reduction in salary or position or a relocation) and signed a standard release of claims, he would have been entitled to salary continuation at a rate equal to the average of total salary and bonus over the prior three years for a minimum of 18 months plus one month per year of employment after the eighteenth year of employment, up to a maximum of 24 months, and paid COBRA for two years. Severance payments would be delayed for six months following termination of employment to the extent required by Section 409A. For these individuals, SYNNEX believed that structuring their severance benefits in this manner in connection with a change of control and tying each individual’s severance payment with his length of service, encouraged their retention, rewarded them for their individual contributions, loyalty, teamwork and integrity, and motivated them to achieve returns for SYNNEX’ stockholders. For each of these individuals, if employment with SYNNEX terminated as a result other than termination without cause within two months before or 12 months after a change of control of SYNNEX, then they would not have been entitled to receive the above severance benefits. They would have been entitled to receive compensation and benefits through the date of termination in accordance with SYNNEX’ established plans.
In January 2019, consistent with general practice in the United Kingdom, we entered into an employment agreement with Mr. Twomey, who is a U.K. national. Under his employment agreement, upon a termination without cause, Mr. Twomey is entitled to (i) six months’ notice of termination or, in lieu of notice, payment of his base salary for such period, and (ii) a pro rata portion of his target bonus award through the date of termination. As a non-U.S. person, Mr. Twomey was not eligible to participate in the SYNNEX Change of Control Severance Plan.
The following table sets forth potential payments payable to our NEOs, under the circumstances described below, assuming that their employment was terminated or a change in control occurred on November 30, 2020.

Name	Benefit	Voluntary Termination without Good Reason ($)	Termination for Good Reason/ Without Cause; No Change of Control ($)	Termination for Good Reason/ Without Cause with Change of Control ($)
Chris Caldwell	Salary continuation	—	—	2,793,457
	Benefits continuation	—	—	61,108
	Total	—	—	2,854,565
Andre Valentine	Salary continuation	—	—	1,967,721
	Benefits continuation	—	—	57,975
	Total	—	—	2,025,696
Cormac Twomey	Salary	—	692,720	692,720
	Bonus	—	461,813	461,813
	Total	—	1,154,533	1,154,533
Rick Rosso	Salary continuation	—	—	1,525,321
	Benefits continuation	—	—	54,208
	Total	—	—	1,579,529
Steve Richie	Salary	—	—	841,799
	Benefits continuation	—	—	45,432
	Total	—	—	887,231

CEO PAY RATIO
Consistent with the rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we calculated our CEO-to-median employee pay ratio for 2020 in accordance with Item 402(u) of Regulation S-K. We believe that the CEO pay ratio disclosure provided below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
To estimate the CEO pay ratio for fiscal 2020, we first identified our median employee by examining the 2020 total fixed cash compensation (including base salary and fixed allowances but excluding variable incentive compensation) for all individuals, excluding our CEO, who were employed by us on September 1, 2020. We used total fixed cash compensation because it is applied consistently across our organization and the target values of the excluded elements do not differ materially for those employees who could constitute our median compensated employee. We included all employees, whether employed on a full-time, part-time, intern, temporary or seasonal basis, and annualized the compensation for any full-time employees that were not employed by us for all of 2020. We did not exclude any employees working outside the United States and converted compensation paid in foreign currencies to U.S. dollar amounts using the applicable exchange rate at September 1, 2020. We did not make any assumptions, adjustments, or estimates with respect to total fixed cash compensation, except that we assumed that each intern, temporary or seasonal employee had total fixed cash compensation less than that of the median employee.

We employ approximately 270,000 people in more than 40 countries around the world, approximately 80% of which are located in Asia-Pacific or Latin America. After identifying our median employee based on total fixed cash compensation, we calculated annual total compensation for this employee using the same methodology we use for our named executive officers as set forth in the 2020 Summary Compensation Table included in this Proxy Statement. Based on this calculation, our median employee’s annual total compensation for 2020 was $5,803. Our CEO’s annual total compensation for 2020 was $1,731,997, as reflected in the 2020 Summary Compensation Table included in this Proxy Statement. As a result, we estimate that our CEO’s annual total compensation for 2020 was approximately 298 times that of our median employee’s annual total compensation for 2020.
The CEO pay ratio disclosure rules of Item 402(u) of Regulation S-K provide significant flexibility regarding the methodology used to identify the median employee and calculate the median employee’s annual total compensation. Our methodology may differ materially from the methodology used by other companies to prepare their CEO pay ratio disclosures. Moreover, differences in employee populations, geographic locations, business strategies and compensation practices may contribute to a lack of comparability between our CEO pay ratio and the CEO pay ratio reported by other companies, including those within our industry.
GENERAL INFORMATION
Concentrix will pay the costs of soliciting proxies on behalf of the Board. In addition to solicitation by mail, Concentrix officers and employees may solicit proxies personally, electronically or by telephone. The Company will also reimburse brokers and other nominees for their reasonable out-of-pocket expenses incurred in connection with distributing forms of proxies and proxy materials to beneficial owners of Common Stock.
At the time this Proxy Statement was released on March 8, 2021, the Company knew of no other matters that might be presented for action at the Annual Meeting, other than those matters discussed in this Proxy Statement. If any other matters properly come before the Annual Meeting, the Common Stock represented by proxies may be voted with respect thereto in the discretion of the persons named as proxies.
2022 Annual Meeting of Stockholders
Stockholder proposals intended for inclusion in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders must be received by the Company on or before November 8, 2021 and must otherwise comply with SEC rules relating to stockholder proposals, including with respect to the types of stockholder proposals that are appropriate for inclusion in a proxy statement. If a stockholder notifies the Company after January 22, 2022 of the intent to present a proposal, the persons named as the Company’s proxies for the 2022 Annual Meeting of Stockholders will be permitted to exercise discretionary voting authority with respect to that proposal even if the matter is not discussed in the Company’s proxy statement for that meeting. Submitting a proposal does not guarantee that it will be included in the Company’s proxy statement nor that the proposal may be raised at the Annual Meeting of Stockholders. Proposals or notices should be sent to our Corporate Secretary at the following address: Corporate Secretary, Concentrix Corporation, 44111 Nobel Drive, Fremont, California 94538.
Important Notice Regarding Delivery of Stockholder Documents
To eliminate duplicate mailings, conserve natural resources and reduce printing costs and postage fees, we engage in householding and will deliver a single set of proxy materials (other than proxy cards, which will remain separate) to stockholders who share the same address and who have the same last name or consent in writing. You may nonetheless receive a separate mailing if you hold additional shares in a brokerage account.
If your household receives multiple copies of our proxy materials, you may request to receive only one copy by contacting Broadridge Financial Solutions, Inc. at (866) 540-7095 or in writing at Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Similarly, if your household receives only one copy of our proxy materials, you may request an additional copy by contacting Broadridge as indicated above or by writing to our Corporate Secretary at Concentrix Corporation, 44111 Nobel Drive, Fremont, California 94538. We will deliver the requested additional copy promptly following our receipt of your request.

Information Requests
Upon written request to Concentrix Corporation, 201 East 4th Street, Cincinnati, Ohio 45202, Attention: Investor Relations Department, the Company will provide, without charge, a copy of the Company’s Annual Report on Form 10-K, this Proxy Statement, any committee charter, the Governance Guidelines, or the Code of Ethical Business Conduct. Copies of the exhibits to the Form 10-K will be provided to any requesting stockholder if the stockholder agrees to reimburse us for our reasonable costs in providing such exhibits. The reports and documents referenced in this paragraph are also available on the Investor Relations section of the Company’s website at www.concentrix.com. The information on our website is not, and will not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.

VOTE BY INTERNET
Before the Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 8:59 p.m. Pacific Time on April 19, 2021 for shares held directly and by 8:59 p.m. Pacific Time on April 15, 2021 for shares held in the company’s 401(k) Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CNXC2021
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 8:59 p.m. Pacific Time on April 19, 2021 for shares held directly and by 8:59 p.m. Pacific Time on April 15, 2021 for shares held in the company’s 401(k) Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CONCENTRIX CORPORATION

The Board of Directors recommends you vote FOR all of the nominees, FOR Proposals 2 and 3, and for every 1 YEAR on Proposal 4.
				For	Against	Abstain
1.Election of eight directors for one-year terms expiring at the Annual Meeting of Stockholders in 2022 or until their respective successors are duly elected and qualified:			2. Ratification of the appointment of KPMG LLP as the Company’s independent public registered accounting firm for fiscal year 2021;

	For	Withhold
1a. Christopher Caldwell			3. Approval, on an advisory basis, of the compensation of the Company’s named executive officers; and

1b. Teh-Chien Chou

1c. LaVerne Council				1	2	3
				Year	Years	Years	Abstain
1d. Jennifer Deason			4. Approval, on an advisory basis, of the frequency of advisory votes on the compensation of the Company’s named executive officers.

1e. Kathryn Hayley

1f. Kathryn Marinello

1g. Dennis Polk
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
1h. Ann Vezina

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Annual Report and Proxy Statement is available at www.proxyvote.com

CONCENTRIX CORPORATION Annual Meeting of Stockholders April 20, 2021 10:00 AM, PDT This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Christopher Caldwell, Steven Richie and Andre Valentine, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CONCENTRIX CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, PDT on April 20, 2021, virtually at www.virtualshareholdermeeting.com/CNXC2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side